EXHIBIT 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Eric Bjerkholt
Sr. Vice President & CFO
IntraBiotics Pharmaceuticals, Inc.
(650) 526-6800

INTRABIOTICS TO PRESENT RESULTS OF PHASE III CLINICAL TRIAL AT ASCO

Mountain View, Calif., March 10, 2002 - IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI), a biopharmaceutical company engaged in the development of novel antibiotics, today announced that the results of its second phase III clinical trial of iseganan HCl oral solution, for the reduction of incidence of ulcerative oral mucositis in patients receiving radiation therapy for treatment of head and neck cancer, have been accepted for an oral presentation at the upcoming American Society of Clinical Oncology (ASCO) meeting in Orlando, Florida on Tuesday, May 21, 2002.

This Phase III trial was designed to evaluate the safety and efficacy of iseganan HCl oral solution in reducing the incidence of ulcerative oral mucositis in patients receiving radiation therapy to treat cancers of the head and neck. 545 patients were enrolled at 53 investigational sites in the United States, Canada and Europe.  “I am extremely pleased to be presenting the results from this important trial at the upcoming ASCO meeting” said Andy Trotti, M.D.,” Associate Professor, H. Lee Moffitt Cancer Center and Research Institute in Tampa, Florida.  “Oral mucositis is debilitating to patients and often limits the amount and, therefore, the effectiveness of radiotherapy we can deliver.  We have very limited supportive care treatments to offer our patients.  Iseganan could be a major advance in the management of head and neck cancer.”

Henry J. Fuchs, M.D., President and Chief Operating Officer of IntraBiotics, said, “We are pleased to have the opportunity to present the results of our phase III clinical trial of iseganan.  We appreciate all of the patients and clinicians who supported the effort to complete this trial.”

The Company previously announced the initiation of an additional Phase III trial of iseganan in patients undergoing high-dose chemotherapy.  The chemotherapy trial is currently enrolling patients on schedule at approximately 30 sites in the United States.  Full enrollment of all 500 patients is expected to conclude in the third quarter of 2002, and data analysis is expected to conclude in the fourth quarter of 2002.  The phase III trials in radiation therapy and chemotherapy are designed to form the basis for a new drug application for iseganan HCl oral solution.

The Company also announced that it has finalized its plans for statistical analysis of the two clinical trials based on input from the FDA. In both studies, oral mucositis is being assessed using the National Cancer Institute’s Common Toxicity Criteria score for oral mucositis caused by chemotherapy and radiotherapy.  The proportion of patients receiving iseganan whose oral mucositis remains absent or mild (Grades 0 and

1) will be compared to the proportion of patients receiving placebo whose oral mucositis remains absent or mild.  Such an analysis, done retrospectively, of data from the company’s first completed Phase III trial in chemotherapy-treated patients demonstrated a statistically significant treatment benefit.

Oral mucositis is a frequent and debilitating side effect of cancer therapies characterized by painful, ulcerated sores in the mouth.  Radiation therapy and chemotherapy damage the cells that line the mouth, allowing bacteria and fungi normally found inside the mouth to invade tissue and cause infection.  Cancer patients often identify oral mucositis as the single worst side effect of radiation therapy and chemotherapy, causing pain so severe as to prevent drinking, eating and sleeping.  Often, patients receive nutrition through a feeding tube, and fluids and narcotic painkillers intravenously due to this condition.  In some cases, interruption of cancer treatment is necessary.

IntraBiotics Pharmaceuticals, Inc., founded in 1994, is a biopharmaceutical company engaged in the development of novel antibacterial and antifungal drugs for the prevention or treatment of serious diseases.  Our clinical development programs focus on solving medical problems for patients who currently have few or no satisfactory alternatives.  Additional information is available at the company’s website: www.intrabiotics.com.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, including the occurrence of many events outside of IntraBiotics’ control, that could cause IntraBiotics’ results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; the Company’s ability to raise capital through private or public financings when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

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